Exhibit 10.1

SECOND AMENDMENT TO
2011 SHARE INCENTIVE PLAN

THIS SECOND AMENDMENT (the “Second Amendment”) to the 2011 SHARE INCENTIVE PLAN is executed as of November 4, 2013.

RECITALS

WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the 2011 Share Incentive Plan (the “Initial 2011 Plan”) on March 24, 2011, which was approved by the shareholders of the Company at the 2011 Annual Meeting of Shareholders.

WHEREAS, the Company amended the Initial 2011 Plan pursuant to a First Amendment to 2011 Share Incentive Plan dated July 10, 2012 (the “Amendment”; the Initial 2011 Plan, as modified by such Amendment, is hereinafter referred to as the “Plan”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company desires to further amend the Plan to (i) provide for a minimum vesting period of three years for Share Awards granted to Company employees and (ii) extend the period of time for Company employees terminated involuntarily (other than for Good Cause) to exercise their vested share options from 90 days to the expiration of the option.

NOW THEREFORE, the Plan is amended as follows:

1.    Share Awards. Paragraph 5(a)(i) of the Plan is deleted in its entirety and the following is substituted therefor:
(a)    Share Awards granted shall be subject to the following conditions and/or restrictions:
(i)    A Share Award granted to Company employees shall be subject to a minimum vesting period of at least three years from the date of Grant, with the Share Award vesting either in annual equal installments over, or in full at the end of, said period, and may be subject to such other conditions and restrictions as are established by the Committee as of the Date of Grant; provided, however, that up to five percent (5%) of the total number of Shares which may be granted under the Plan to non-Company employees may be subject to a minimum vesting period of one year.  The Committee may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it, using such measures of individual performance or the performance of the Company and/or one (1) or more of its Subsidiaries as it may select.  Any Share Award containing conditions, terms or restrictions as established by the Committee but not set forth herein shall be described in such term sheets or employment, award or similar agreements as are approved by the Committee from time to time.
2.    Share Options. The sentence following subsection (iii) of Paragraph 6(e) is deleted in its entirety and the following is substituted therefor:
Except as provided in the following paragraph, if the Service of a Grantee terminates other than as described above, his or her Options shall not become exercisable with respect to any additional Shares, unless (other than if the termination occurs for Good Cause) the Committee determines that either: (i) the vesting of the Options shall accelerate (in whole or in part) in connection with such termination; or (ii) the vesting of any Options (in whole or in part) shall continue past the Grantee’s termination of Service, subject to such conditions as the Committee shall determine; and in each case, each Option shall be exercisable until its Expiration Date.

3.    Plan in Full Force and Effect. After giving effect to this Second Amendment, the Plan remains in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL

By:    /s/ Bruce C. Strohm______________
Bruce C. Strohm
Executive Vice President and General Counsel